Exhibit 99

            News

        For more information, contact:
        Terri Vogt, 314.577.7750
For Immediate Release

GRUPO MODELO CHAIRMAN AND CEO CARLOS FERNANDEZ
RESIGNS FROM ANHEUSER-BUSCH BOARD

ST. LOUIS, June 20, 2008 – Carlos Fernandez G., chairman and chief executive officer of Mexican brewer Grupo Modelo, S.A.B. de C.V., yesterday informed Anheuser-Busch Cos. Inc. (NYSE:  BUD) of his resignation from the American brewer’s board of directors, effective immediately.

 “Carlos has always provided great value as a member of our board, with insights into the business,” said August A. Busch IV, president and chief executive officer of Anheuser-Busch.  “He remains a respected colleague.”

The resignation reduces the Anheuser-Busch board to 13 members.  Modelo is the importer and distributor of the Budweiser, Bud Light and O’Doul’s brands in Mexico.

Based in St. Louis, Anheuser-Busch is the leading American brewer, holding a 48.5 percent share of U.S. beer sales.  The company brews the world’s largest-selling beers, Budweiser and Bud Light.  Anheuser-Busch also owns a 50 percent direct and indirect interest in Modelo, Mexico’s leading brewer, and a 27 percent share in China brewer Tsingtao, whose namesake beer brand is the country’s best-selling premium beer.  Anheuser-Busch ranked No. 1 among beverage companies in FORTUNE Magazine’s Most Admired U.S. and Global Companies lists in 2008.  Anheuser-Busch is one of the largest theme park operators in the United States, is a major manufacturer of aluminum cans and one of the world’s largest recyclers of aluminum cans.  For more information, visit www.anheuser-busch.com.

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